EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Griffin Capital Essential Asset REIT II, Inc. (the Company) to be filed on or about April 5, 2017 for the registration of up to 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2017, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Los Angeles, California
April 5, 2017